FOR IMMEDIATE RELEASE

HC2 Holdings Reports Third Quarter 2016 Results
New York, November 9, 2016 (GlobeNewswire) - HC2 Holdings, Inc. (“HC2”) (NYSE MKT: HCHC), a diversified holding company that focuses on acquiring, operating and growing businesses that it considers to be under or fairly valued, today announced its consolidated results for the third quarter ended on September 30, 2016.
“The performance of all our core operating subsidiaries was again solid in the third quarter, with results up quarter-over-quarter and year-over-year across the board,” said Philip Falcone, HC2’s Chairman, President and Chief Executive Officer. “We are pleased with the performance of these diverse businesses, each of which continues to execute well. In particular, DBM Global (formerly Schuff International) finished a solid quarter, with a strong pipeline of business and continued expansion of its service offering, most recently through the acquisitions of PDC Global’s Detailing and Building Information Modeling business and BDS VirCom.”
Mr. Falcone continued, “Our Marine Services, Utilities, Telecom and Insurance segments also performed well, and we believe remain poised for continued growth. In addition, R2 Dermatology and MediBeacon, portfolio companies within our Pansend Life Sciences platform, each achieved significant milestones and recognition, including Food and Drug Administration (FDA) approval for R2’s Dermal Cooling System for skin lightening applications and MediBeacon’s received grant from the Gates Foundation to study MediBeacon’s platform technology in monitoring gut permeability. This quarter demonstrates our confidence in HC2’s model, the considerable progress we’ve made so far and the opportunities we continue to see to build long-term value for our shareholders.”
Third Quarter Financial Highlights:

•
Net Revenue: Consolidated total net revenues were $413.1 million for the third quarter of 2016, an increase of $53.8 million or 15.0% compared to the second quarter of 2016, and an increase of $135.6 million, or 48.9% compared to the year-ago quarter, primarily driven by growth in the Telecom, Marine Services and Manufacturing segments, as well as the contribution from the Company’s Continental Insurance business, which was acquired in December 2015.

•
Net Income / (Loss): HC2 reported a Net (Loss) attributable to common and participating preferred stockholders of ($7.5) million or ($0.20) per fully diluted share for the third quarter of 2016, compared to net income of $0.9 million or $0.02 per fully diluted share for the second quarter of 2016, and a Net Loss of ($9.0) million or ($0.35) per fully diluted share compared to the year ago quarter. Third quarter Net Income / (Loss) attributable to common and participating preferred stockholders included $5.7 million of non-cash impairment charges and deemed dividends related to preferred stock conversion occurring in the quarter.

•
Adjusted EBITDA: Adjusted EBITDA for “Core Operating Subsidiaries”, which includes HC2's Manufacturing, Marine Services, Utilities and Telecommunications segments, was a combined $31.5 million for the third quarter of 2016 compared to $27.1 million in the second quarter of 2016 and $25.6 million in the year-ago quarter. Core Operating Subsidiary results for the third quarter were driven primarily by solid performance in Manufacturing, Marine Services, and Telecom.

Total Adjusted EBITDA (excluding the Insurance segment) for the third quarter, which includes results from Core Operating Subsidiaries, Early-Stage, Other and Non-Operating Corporate segments, was $18.2 million, compared to $15.2 million in the second quarter of 2016 and $14.2 million for the year-ago quarter.

•
Balance Sheet: As of September 30, 2016, HC2 had consolidated cash, cash equivalents and investments of $1.6 billion, which includes cash and investments associated with HC2's Insurance segment. Excluding the Insurance segment, consolidated cash and cash equivalents was $93.0 million, of which $29.4 million was at the corporate level.

Additional Third Quarter Highlights and Recent Developments

•
Manufacturing - HC2’s Manufacturing segment (DBM Global, previously Schuff International) reported Net Income of $7.0 million for the third quarter of 2016, compared to $9.4 million for the second quarter and $7.1 million for the year-ago quarter.

Adjusted EBITDA was $14.5 million for the third quarter of 2016, driven by strong growth in the Pacific Region, compared to $13.2 million for the second quarter and $14.4 million for the year-ago quarter. Backlog at the end of the third quarter was approximately $320 million. Taking into consideration awarded, but unsigned contracts, backlog would have again been over $500 million. The Company said it continues to see a number of large opportunities in the commercial sector totaling over $400 million in potential new projects that could be awarded over the next two quarters, which are not reflected in the greater than $500 million backlog noted above. These projects include a number of new sporting arenas or stadiums, as well as new healthcare facilities and commercial office buildings.
Subsequent to quarter end, DBM Global completed the acquisition of the Detailing and Building Information Modeling business of PDC Global and the acquisition of BDS VirCon, a leading global steel and rebar detailing and BIM firm.

DBM Global is assembling a set of complementary businesses that offer more diverse, value-added services to assist clients on complex and sophisticated projects. These initiatives are part of a plan to build the business to what the Company believes could be $1.0 billion in annual revenue over the next three to five years.

•
Marine Services - Global Marine reported Net Income of $8.7 million for the third quarter of 2016, compared to $6.0 million for the second quarter and $7.4 million for the year-ago quarter. Adjusted EBITDA was $14.1 million for the third quarter of 2016, compared to $11.8 million for the second quarter and $10.1 million for the year-ago quarter. The strong performance in the quarter was driven in part by increased telecom and offshore power installation revenues, continued strong performance from the maintenance business driven by higher utilization of vessels in the quarter, including incremental maintenance revenues from our CWind acquisition, as well as continued solid performance from the Company’s Joint Ventures.

•
Utilities - American Natural Gas (ANG) reported Net Income of $0.03 million for the third quarter of 2016, compared to $0.07 million for the second quarter and a Net Loss of $(0.08) million for the year-ago quarter. Adjusted EBITDA was $0.73 million for the third quarter of 2016, compared to $0.54 million for the second quarter and $0.27 million for the year-ago quarter. ANG currently owns and/or operates 17 natural gas fueling stations and is focused on expanding the station footprint through both internal / organic transactions, as well as various M&A opportunities. During the third quarter, ANG commissioned two fueling stations in Saratoga Springs and Rochester New York. In addition, ANG acquired a natural gas fueling station in Searcy, Arkansas. ANG continues to expect to own/operate approximately 20 fueling stations by the end of 2016 / first quarter 2017.

•
Telecommunications - Net Income for PTGI-ICS was $1.8 million for the third quarter of 2016, compared to $1.0 million for the second quarter and a Net Loss of $(0.4) million for the year-ago quarter. Adjusted EBITDA was $2.2 million for the third quarter of 2016, compared to $1.5 million for the second quarter and $0.8 million in year-ago quarter. The third quarter of 2016 marked the sixth consecutive quarter of positive Adjusted EBITDA for PTGI-ICS, driven primarily by growth in wholesale traffic volumes, in part delivered by the changing regulatory environment throughout the European market combined with the religious holidays in the Middle East region.

•	Insurance - As of September 30, 2016, the Insurance companies had approximately $75.5 million of statutory surplus and $2.1 billion in total GAAP assets.

•
Pansend Life Sciences - MediBeacon™ Inc., a portfolio company within HC2’s Pansend Life Sciences platform and maker of proprietary, non-invasive, real-time monitoring systems for kidney function, gastrointestinal permeability and other light-activated diagnostics, received a $1.1 million Grant from the Gates Foundation in collaboration with Washington University School of Medicine to study MediBeacon’s platform technology in monitoring gut permeability in gastrointestinal diseases including Crohn’s Disease and Ulcerative Colitis. MediBeacon also received a National Institutes of Health (NIH) supported grant to research visualization of vasculature in the eye.

Pansend portfolio company R2 Dermatology achieved several milestones during the quarter, including receiving Food and Drug Administration (FDA) approval for the R2 Dermal Cooling System. The R2 device, which is used to lighten and brighten the skin, has successfully treated and been studied on over 100 patients and over 1,500 areas of the skin. The system is now scheduled for release to nearly 50 Key Opinion Leader Dermatologists (KOL’s) beginning in January 2017, with commercial availability expected beginning in the third quarter next year.

•
HC2 Corporate - During the third quarter, the company reduced the cumulative outstanding accreted value of the Company’s Series A, A-1 and A-2 Convertible Participating Preferred Stock (the “Preferred Stock”) to approximately $42.7 million from $52.7 million at the beginning of the third quarter.

Subsequent to quarter end, the Company further reduced the cumulative outstanding accreted value of the Preferred Stock to approximately $30.0 million. Since the end of September 30, 2014, on a gross basis, the Company has reduced nearly $85 million in preferred obligations, debt and pension liabilities at the corporate and subsidiary level.

Non-GAAP Financial Measures
In this release, HC2 refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Core Operating Subsidiary Adjusted EBITDA, Total Adjusted EBITDA (excluding the Insurance segment) and Adjusted EBITDA for its operating segments. Management believes that Adjusted EBITDA measures provide investors with meaningful information for gaining an understanding of the Company’s results as it is frequently used by the financial community to provide insight into an organization’s operating trends and facilitates comparisons between peer companies, because interest, taxes, depreciation, amortization and the other items for which adjustments are made as noted in the definition of Adjusted EBITDA below can differ greatly between organizations as a result of differing capital structures and tax strategies. In addition, management uses Adjusted EBITDA measures in evaluating certain of the Company’s segments performance because they eliminate the effects of considerable amounts of non-cash depreciation and amortization and items not within the control of the Company’s operations managers. While management believes that these non-US GAAP measurements are useful as supplemental information, such adjusted results are not intended to replace our US GAAP financial results and should be read together with HC2’s results reported under GAAP.
Management defines Adjusted EBITDA as Net income (loss) adjusted to exclude the impact of depreciation and amortization; asset impairment expense; gain (loss) on sale or disposal of assets; lease termination costs; loss on early extinguishment or restructuring of debt; interest expense; other income (expense), net; foreign currency transaction gain (loss); income tax (benefit) expense; gain (loss) from discontinued operations; non-controlling interest; share-based compensation expense and acquisition related and other non-recurring items. A reconciliation of Adjusted EBITDA to Net income (loss) is included in the financial tables at the end of this release.
Management recognizes that using Adjusted EBITDA as a performance measure has inherent limitations as an analytical tool as compared to net income (loss) or other U.S. GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.
As a result of the exclusions, Adjusted EBITDA should not be considered in isolation and do not purport to be alternatives to net income (loss) or other U.S. GAAP financial measures as a measure of our operating performance.

Conference Call
HC2 Holdings, Inc. will host a live conference call to discuss its third quarter 2016 financial results and operations today, Wednesday, November 9, 2016 at 5:30 p.m. ET. Dial-in instructions for the conference call and the replay are as follows:
Live Call
Dial-In (Toll Free): 1-866-395-3893
International Dial-In: 1-678-509-7540
Participant Entry Number: 4088236
Alternatively, a live webcast of the conference call can be accessed by interested parties through the Investor Relations section of the HC2 Website, www.HC2.com.
Conference Replay*
Domestic Dial-In (Toll Free): 1-855-859-2056
International Dial-In: 1-404-537-3406
Conference Number: 4088236
*Available approximately two hours after the end of the conference call through December 31, 2016.

Cautionary Statement Regarding Forward-Looking Statements
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Generally, forward-looking statements include information describing actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. The forward-looking statements in this press release include without limitation statements regarding our expectation regarding building shareholder value.  Such statements are based on the beliefs and assumptions of HC2's management and the management of HC2's subsidiaries. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on Forms 10-K, 10-Q and 8-K. Such important factors include, without limitation, issues related to the restatement of our financial statements; the fact that we have historically identified material weaknesses in our internal control over financial reporting, and any inability to remediate future material weaknesses; capital market conditions; the ability of HC2's subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions; volatility in the trading price of HC2 common stock; the ability of HC2 and its subsidiaries to identify any suitable future acquisition opportunities; our ability to realize efficiencies, cost savings, income and margin improvements, growth, economies of scale and other anticipated benefits of strategic transactions; difficulties related to the integration of financial reporting of acquired or target businesses; difficulties completing pending and future acquisitions and dispositions; effects of litigation, indemnification claims, and other contingent liabilities; changes in regulations and tax laws; and risks that may affect the performance of the operating subsidiaries of HC2. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.
You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to HC2 or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
For information on HC2 Holdings, Inc., please contact Andrew G. Backman - Managing Director - Investor Relations & Public Relations - abackman@hc2.com - 212-339-5836

HC2 HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Services revenue	$245,064	$151,933	$624,545	$373,492
Sales revenue	133,474	125,534	379,729	386,765
Life, accident and health earned premiums, net	19,967	—	59,939	—
Net investment income	14,799	—	42,585	—
Net realized losses on investments	(220)	—	(2,677)	—
Net revenue	413,084	277,467	1,104,121	760,257
Operating expenses
Cost of revenue - services	225,876	138,099	583,942	334,608
Cost of revenue - sales	107,984	102,395	308,951	324,820
Policy benefits, changes in reserves, and commissions	29,689	—	92,784	—
Selling, general and administrative	36,902	28,810	107,493	77,818
Depreciation and amortization	5,961	6,267	18,163	17,768
Gain on sale or disposal of assets	(23)	(1,106)	(973)	(135)
Lease termination costs	(159)	1,124	179	1,124
Total operating expenses	406,230	275,589	1,110,539	756,003
Income (loss) from operations	6,854	1,878	(6,418)	4,254
Interest expense	(10,719)	(10,383)	(31,614)	(29,208)
Other income (expense), net	(3,203)	1,193	(4,220)	(1,378)
Income from equity investees	335	918	3,153	427
Loss from continuing operations before income taxes	(6,733)	(6,394)	(39,099)	(25,905)
Income tax benefit (expense)	1,334	(1,504)	3,649	1,832
Loss from continuing operations	(5,399)	(7,898)	(35,450)	(24,073)
Loss from discontinued operations	—	(24)	—	(44)
Net loss	(5,399)	(7,922)	(35,450)	(24,117)
Less: Net (income) loss attributable to noncontrolling interest and redeemable noncontrolling interest	841	(65)	2,365	(8)
Net loss attributable to HC2 Holdings, Inc.	(4,558)	(7,987)	(33,085)	(24,125)
Less: Preferred stock and deemed dividends	2,948	1,035	5,061	3,212
Net loss attributable to common stock and participating preferred stockholders	$(7,506)	$(9,022)	$(38,146)	$(27,337)
Basic loss per common share:
Loss from continuing operations	$(0.20)	$(0.35)	$(1.07)	$(1.09)
Loss from discontinued operations	—	—	—	—
Basic and diluted loss per common share	$(0.20)	$(0.35)	$(1.07)	$(1.09)
Diluted loss per common share:
Loss from continuing operations	$(0.20)	$(0.35)	$(1.07)	$(1.09)
Loss from discontinued operations	—	—	—	—
Net loss attributable to common stock and participating preferred stockholders	$(0.20)	$(0.35)	$(1.07)	$(1.09)
Weighted average common shares outstanding:
Basic	36,627	25,592	35,808	25,093
Diluted	36,627	25,592	35,808	25,093

HC2 HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
(Unaudited)

	September 30, 2016	December 31, 2015
Assets
Investments:
Fixed maturity securities, available-for-sale at fair value	$1,331,677	$1,231,841
Equity securities, available-for-sale at fair value	56,506	49,682
Mortgage loans	8,939	1,252
Policy loans	18,228	18,476
Other invested assets	60,870	53,119
Total investments	1,476,220	1,354,370
Cash and cash equivalents	121,321	158,624
Restricted cash	791	538
Accounts receivable (net of allowance for doubtful accounts of $3,033 and $794 at September 30, 2016 and December 31, 2015, respectively)	272,738	210,853
Costs and recognized earnings in excess of billings on uncompleted contracts	17,091	39,310
Inventory	8,973	12,120
Recoverable from reinsurers	525,599	522,562
Accrued investment income	15,751	15,300
Deferred tax asset	43,555	52,511
Property, plant and equipment, net	244,176	214,466
Goodwill	86,025	61,178
Intangibles, net	39,144	29,409
Other assets	35,520	65,206
Assets held for sale	1,093	6,065
Total assets	$2,887,997	$2,742,512
Liabilities, temporary equity and stockholders’ equity
Life, accident and health reserves	$1,637,501	$1,591,937
Annuity reserves	254,250	260,853
Value of business acquired	48,512	50,761
Accounts payable and other current liabilities	232,149	225,389
Billings in excess of costs and recognized earnings on uncompleted contracts	51,241	21,201
Deferred tax liability	12,807	4,281
Long-term obligations	396,688	371,876
Pension liability	20,744	25,156
Other liabilities	12,042	17,793
Total liabilities	2,665,934	2,569,247
Commitments and contingencies
Temporary equity:
Preferred stock, $.001 par value - 20,000,000 shares authorized; Series A - 27,308 and 29,172 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively; Series A-1 - 1,000 and 10,000 shares issued and outstanding at September 30, 2016 and December 31, 2015; Series A-2 - 14,000 shares issued and outstanding at September 30, 2016 and December 31, 2015	41,659	52,619
Redeemable noncontrolling interest	1,993	3,122
Total temporary equity	43,652	55,741
Stockholders’ equity:
Common stock, $.001 par value - 80,000,000 shares authorized; 38,263,606 and 35,281,375 shares issued and 38,031,325 and 35,249,749 shares outstanding at September 30, 2016 and December 31, 2015, respectively	38	35
Additional paid-in capital	228,842	209,477
Accumulated deficit	(112,814)	(79,729)
Treasury stock, at cost	(1,262)	(378)
Accumulated other comprehensive gain (loss)	37,221	(35,375)
Total HC2 Holdings, Inc. stockholders’ equity before noncontrolling interest	152,025	94,030
Noncontrolling interest	26,386	23,494
Total stockholders’ equity	178,411	117,524
Total liabilities, temporary equity and stockholders’ equity	$2,887,997	$2,742,512

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(Unaudited)

	Three Months Ended September 30, 2016
	Manufacturing	Marine Services	Telecom	Utilities	Life Sciences	Other and Eliminations	Non-operating Corporate	HC2**
Net loss attributable to HC2 Holdings, Inc.	$6,962	$8,696	$1,796	$27	$(2,285)	$(8,160)	$(9,404)	$(2,368)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization *	431	5,225	144	582	32	380	4	6,798
Depreciation and amortization (included in cost of revenue)	1,321	—	—	—	—	—	—	1,321
Gain on sale or disposal of assets	(23)	—	—	—	—	—	—	(23)
Lease termination costs	—	—	(159)	—	—	—	—	(159)
Interest expense	304	1,328	—	119	—	—	8,969	10,720
Other (income) expense, net	(12)	(2,013)	422	(24)	(2)	3,892	835	3,098
Foreign currency (gain) loss (included in cost of revenue)	—	(283)	—	—	—	—	—	(283)
Income tax (benefit) expense	4,672	96	—	—	—	—	(7,851)	(3,083)
Noncontrolling interest	411	465	—	27	(770)	(974)	—	(841)
Share-based compensation expense	—	546	—	3	128	37	1,088	1,802
Acquisition and nonrecurring items	429	—	—	—	—	—	821	1,250
Adjusted EBITDA	$14,495	$14,060	$2,203	$734	$(2,897)	$(4,825)	$(5,538)	$18,232

	Three Months Ended September 30, 2015
	Manufacturing	Marine Services	Telecom	Utilities	Life Sciences	Other and Eliminations	Non-operating Corporate	HC2**
Net loss attributable to HC2 Holdings, Inc.	$7,116	$7,356	$(362)	$(82)	$(1,575)	$1,525	$(21,804)	$(7,826)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization *	513	4,376	98	411	6	480	—	5,884
Depreciation and amortization (included in cost of revenue)	1,928	—	—	—	—	—	—	1,928
Gain on sale or disposal of assets	(990)	(117)	—	—	—	—	—	(1,107)
Lease termination costs	—	—	1,124	—	—	—	—	1,124
Interest expense	354	929	—	10	—	(1)	9,090	10,382
Other (income) expense, net	(141)	(1,149)	(162)	(19)	—	280	—	(1,191)
Foreign currency (gain) loss (included in cost of revenue)	—	(1,739)	—	—	—	—	—	(1,739)
Income tax (benefit) expense	5,284	260	—	—	—	(6,359)	2,318	1,503
Loss from discontinued operations	—	—	—	—	—	24	—	24
Noncontrolling interest	383	204	—	(73)	(449)	—	—	65
Share-based compensation expense	—	—	—	20	—	1	2,323	2,344
Acquisition and nonrecurring items	—	—	—	—	—	—	2,733	2,733
Other costs	—	—	109	—	—	—	—	109
Adjusted EBITDA	$14,447	$10,120	$807	$267	$(2,018)	$(4,050)	$(5,340)	$14,233

(*) Includes depreciation adjustments from purchase accounting.
(**) Excludes net loss from Insurance segment in the amount of $2.2 million and $0.2 million for the three months ended September 30, 2016 and 2015, respectively.

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(Unaudited)

	Three Months Ended June 30, 2016
	Manufacturing	Marine Services	Telecom	Utilities	Life Sciences	Other and Eliminations	Non-operating Corporate	HC2**
Net income (loss)	$9,364	$6,002	$1,009	$68	$(2,004)	$(2,608)	$(7,603)	$4,228
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	303	5,725	140	468	36	336	—	7,008
Depreciation and amortization (included in cost of revenue)*	(206)	—	—	—	—	—	—	(206)
(Gain) loss on sale or disposal of assets	(1,845)	7	—	—	—	1	—	(1,837)
Lease termination costs	—	—	338	—	—	—	—	338
Interest expense	303	1,285	—	14	—	1	8,966	10,569
Other (income) expense, net	(32)	211	29	(344)	—	(10)	465	319
Foreign currency (gain) loss (included in cost of revenue)	—	(1,540)	—	—	—	—	—	(1,540)
Income tax (benefit) expense	4,524	(212)	—	—	—	1	(9,404)	(5,091)
Noncontrolling interest	768	200	—	244	(812)	(1,044)	—	(644)
Share-based payment expense	—	152	—	90	34	40	1,359	1,675
Acquisition and nonrecurring items	—	—	18	—	—		313	331
Adjusted EBITDA	$13,179	$11,830	$1,534	$540	$(2,746)	$(3,283)	$(5,904)	$15,150
(**) Excludes net loss from Insurance segment in the amount of $2.3 million for the three months ended June 30, 2016.